Exhibit 10.3

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made effective as of the 10th day of June, 1996, by and between Bolt Technology Corporation, a Connecticut corporation having an office at Four Duke Place, Norwalk, Connecticut 06854, (the “Company”), and RAYMOND M. SOTO, (the “Executive”).

WHEREAS, Company desires to secure the services of Executive, as hereinafter set forth, and Executive desires to be employed by Company, as hereinafter set forth.

NOW, THEREFORE, IN VIEW OF THE FOREGOING AND IN CONSIDERATION OF THE MUTUAL PROMISES HEREINAFTER SET FORTH, THE PARTIES HERETO DO HEREBY AGREE AS FOLLOWS:

1. EMPLOYMENT.

Company hereby employs Executive as its Chief Executive Officer and President and Executive hereby accepts such employment, all upon and subject to the terms and conditions hereinafter set forth.

2. TERM.

The term of employment of Executive under this Agreement shall commence on June 10, 1996 and shall continue for a period of three (3) years and twenty (20) days through June 30, 1999, subject to extension as set forth herein, (said term, as the same may be extended, being referred to as the “Term”). The Term shall be automatically extended for consecutive additional periods of twelve (12) months each ending on June 30 of the applicable year, unless, at least twenty four (24) months prior to the expiration of the then Term, Company gives written notice to Executive pursuant to the Notice provisions herein of its intention not to extend the Term.

3. DUTIES AND POSITIONS.

Executive shall be employed as the Chief Executive Officer and President of the Company and shall perform such services of an executive and managerial nature as are consistent with said positions. Executive shall report only to the Board of Directors of Company. Executive’s powers and authority shall be superior to those of any other officer or employee of Company. Subject to applicable law, the Company shall nominate Executive to serve as a director during the Term. Executive shall not be required, without his consent, to render services during the Term in any geographic area other than Fairfield County, Connecticut provided Executive will be expected to travel to the extent reasonably necessary to fulfill his responsibilities. During the Term, Executive agrees to devote his time and energies during normal business hours to the business and affairs of the Company.

4. COMPENSATION.

(A) BASE SALARY. Company shall pay to Executive, on the same periodic basis as Company pays its other employees (but in no event less frequently than monthly), during the Term, as the same may be extended, a base salary in substantially equal payments as follows:

(i) During the first (1st) twelve (12) months of the Term ending June 30, 1997, a base salary of $206,000.00; and

(ii) During each subsequent twelve (12) month period during the Term, a base salary equal to the greater of

(a) one hundred five (105%) of the prior twelve (12) month’s base salary, or

(b) the product obtained by multiplying the prior twelve (12) month’s base salary times a fraction, the numerator of which shall be the Price Index (hereinafter defined) for April of the immediately preceding twelve (12) month period and the denominator of which shall be the Price Index for April of the twelve (12) month period immediately preceding the twelve (12) month period used in determining the numerator. The “Price Index” shall mean the Consumer Price Index for All Urban Consumers, New York-No.N.J.-Long Island, NY-NJ-CT, All terms (1982-84=100) issued and published by the Bureau of Labor Statistics of the United States Department of Labor. If, at any time, said Consumer Price Index is no longer issued or available, then the term “Price Index” shall mean a successor or comparable index selected by Company and Executive.

It is understood that Company may, in the discretion of its Board of Directors, increase such base salary above an amount provided for pursuant to the foregoing without affecting any of the other terms of this Employment Agreement.

(B) PERFORMANCE BONUS. Company shall pay to Executive, with respect to each of Company’s fiscal years during the Term, such performance bonus, if any, as the Executive Compensation Committee of the Board of Directors of Company may, in its discretion, determine. Notwithstanding the foregoing, Company agrees that all such performance bonuses shall be based upon the performance of Company and Executive and shall be consistent with the past practices of Company with respect to bonuses paid to Executive. All such bonuses shall be paid within thirty (30) days of the end of the fiscal year of Company to which the same relate.

5. REIMBURSEMENT EXPENSES.

Company shall pay or reimburse Executive for all travel, entertainment and other expenses incurred by Executive in connection with the performance of his duties under this Agreement. The foregoing shall include reimbursement for country club dues and charges.

6. OFFICE, ETC.

Company shall furnish Executive with a private office and a private secretary and such assistance and accommodations as shall be suitable to the character of Executive’s position with Company and adequate for the performance of his duties hereunder. During the Term, Company recognizes Executive’s need for an automobile for business purposes and shall provide Executive with the use of an automobile (comparable to Executive’s current automobile) and reimbursement for all related expenses (e.g., gas, oil, insurance, maintenance, repairs, etc.).

7. PARTICIPATION IN PLANS/LIFE INSURANCE.

(A) PLANS. During the Term, Executive (and, where applicable, his family) shall be entitled to receive, and shall receive, any and all rights, benefits and privileges that are provided to any one or more executives of the Company, including, without limitation, the presently maintained 401(k) Savings Plan, stock option plan, disability plans, medical and dental plans, and/or any other employee benefit other than the Company’s Severance Compensation Plan adopted on December 19, 1986, (collectively “Plans and/or Programs”), on a basis no less favorable to Executive than the rights, benefits and privileges that are currently in effect. To the extent that the foregoing benefits are not provided to Executive under the Plans and/or Programs, Executive shall be entitled to comparable benefits and be reimbursed for the costs thereof.

Without limiting the generality of the foregoing:

(i) with respect to the 401(k) Savings Plan currently maintained by Company, Company will, during the Term, continue to provide a matching contribution in accordance with the terms of said Plan and, in any event, in a manner consistent with Company’s past practices; and

(ii) with respect to Executive’s participation in Company’s stock option plan/program, Executive’s entitlement shall be consistent with past practices of Company.

Notwithstanding any termination of Executive’s employment under this Agreement for any reason, and without limitation of any of Executive’s other rights or entitlements under the terms of this Agreement, Executive shall in all events be entitled to all accrued and vested benefits under any and all Plans and/or Programs.

(B) EXECUTIVE LIFE INSURANCE. Company currently maintains a whole life insurance policy covering the life of Executive in the face amount of $620,000.00 with respect to which Judith Soto is the beneficiary. Company agrees to maintain, at all times during the Term, at Company’s expense, said insurance policy or comparable insurance, with an insurer reasonably acceptable to Executive, on the life of Executive payable to a beneficiary or beneficiaries chosen by Executive in an aggregate amount of at least $620,000.00, (the “Executive Life Insurance”). The Company shall pay all premiums that become due on the Executive Life Insurance at least 15 days before the end of the applicable grace period and upon demand exhibit from time to time to Executive due proof of such payment. If any premium shall remain unpaid 15 days before the end of the grace period, Executive may pay or cause the premium to be paid, and thereupon Executive shall be entitled to reimbursement from the Company. Company shall do everything necessary to maintain the Executive Life Insurance in full force and effect and shall not borrow on the cash surrender value of any Executive Life Insurance and/or pledge any Executive Life Insurance as collateral for any corporate obligation. Upon the termination of Executive’s employment under this Agreement for any reason, Company shall, within 30 days after such termination, transfer, free and clear of liens and security interests, the ownership of the Executive Life Insurance (including, without limitation, the full cash surrender value thereof) to Executive or his designee.

(C) DISABILITY INSURANCE. Company currently maintains a group long term disability insurance program which provides a benefit equal to 60% of base pay up to a maximum of $6,000.00 per month. Company agrees to maintain, at all times during the Term, at Company’s expense, and with an insurer reasonably acceptable to Executive, a supplemental (individual) disability insurance policy covering Executive as may be necessary to provide Executive with disability benefits equal to a full 60% of Executive’s then basic salary, without limitation on amount, (the “Executive Disability Insurance”). The Company shall pay all premiums that become due on the Executive Disability Insurance at least 15 days before the end of the applicable grace period and upon demand exhibit from time to time to Executive due proof of such payment. If any premium shall remain unpaid 15 days before the end of the grace period, Executive may pay or cause the premium to be paid, and thereupon Executive shall be entitled to reimbursement from the Company. Company shall do everything necessary to maintain the Executive Disability Insurance in full force and effect and shall not pledge any Executive Disability Insurance as collateral for any corporate obligation. Upon the termination of Executive’s employment under this Agreement for any reason, Company shall, within 30 days after such termination, transfer, free and clear of liens and security interests, the ownership of the Executive Disability Insurance (including, without limitation, the right to receive any payments thereunder) to Executive or his designee.

8. DEATH AND DISABILITY.

(A) DISABILITY. If, during the Term, Executive becomes physically or mentally disabled, whether totally or partially, so that he is prevented from performing his duties specified herein for a period of twelve (12) consecutive months, the Company will, nevertheless, continue to pay Executive his full compensation hereunder when due, through the last day of the twelfth (12th) consecutive month of such disability, (the “Disability Period”), after which the payment of such compensation shall be suspended. If Executive thereafter returns to full time employment he shall, with respect to periods thereafter commencing, receive, and the Company shall pay, his compensation so long as Executive remains employed hereunder on a full time basis. The Term will not be extended or be deemed suspended by reason of any period of disability. Company shall be entitled to a credit against its payment obligations under this Paragraph 8(A) in the amount of any disability insurance proceeds actually received by Executive on account of disability insurance policies maintained and paid for by Company. Notwithstanding anything contained herein to the contrary, Company may terminate this Agreement after Executive shall have been absent from employment as the result of such disability for a continuous period of twelve (12) consecutive months. Upon any such termination, Company shall pay to Executive, on the date of such termination, all accrued but unpaid amounts payable hereunder with respect to the period prior to the date of termination (including, without limitation, accrued bonus and unused vacation pay). In addition, after such termination, Executive shall be entitled to receive any and all benefits payable under any disability insurance coverage maintained by the Company with respect to Executive, including, without limitation, the Executive Disability Insurance.

(B) DEATH. The term of Executive’s employment under this Agreement will terminate automatically upon Executive’s death. In the event of Executive’s death, his right to all further compensation hereunder shall cease, except that his legal representative shall be entitled to receive, on a pro rata basis for the period ending with the last day of the month in which death shall have occurred, compensation hereunder at his then base salary, including, without limitation, compensation payable during any Disability Period, accrued and unused vacation pay and any accrued bonus. Notwithstanding the foregoing, Executive’s legal representative and/or his designated beneficiary shall be entitled to receive and Company shall be obligated to pay an additional death benefit in an amount equal to one (1) year’s base salary at the rate in effect at the time of Executive’s death. Said death benefit shall be paid within thirty (30) days of the Executive’s death. The foregoing shall be in addition to the proceeds of any life insurance covering Executive.

9. TERMINATION. Subject to the provisions of this Paragraph 9, either Company or Executive may terminate this Agreement prior to the expiration of the Term, as provided for hereinbelow.

(A) Company shall have the right to terminate this Agreement for Cause (as hereinafter defined), whereupon the Term shall be at an end. Executive shall have the right to terminate this Agreement for Good Reason (as hereinafter defined), whereupon the Term shall be at an end, subject to the obligations of the Company to pay and provide the payments and benefits set forth in this Employment Agreement.

(B) If Company terminates this Agreement for other than Cause or Executive terminates this Agreement for Good Reason, then Company shall be obligated to:

(i) pay to Executive, within thirty (30) days after the date of such termination, all accrued but unpaid amounts payable hereunder with respect to the period prior to the date of termination (including, without limitation, accrued bonus and unused vacation pay); and

(ii) pay to Executive any and all sums which would have become payable to Executive under this Agreement during the three (3) year period following the date of such termination (the “Severance Period”). Said sums are sometimes hereinafter referred to as the “Severance Period Payments”. Subject to acceleration as hereinafter provided, the Severance Period Payments shall be paid as and when the same would otherwise have been required to be paid, assuming that Executive had remained employed under this Agreement during the Severance Period. The Severance Period Payments shall be computed based upon (a) base salary increasing at 105% per year, and (b) annual performance bonuses based upon the average of the three (3) highest such bonuses during the five (5) fiscal years preceding the date of such termination.

Notwithstanding the foregoing, Executive shall have the continuing right, at any time following the date of termination, to elect to have the Severance Period Payments paid in a lump sum. Said right shall be exercised by Executive giving written notice to Company, whereupon the Company shall, within thirty (30) days after such a notice from Executive, pay to Executive a lump sum amount equal to the total of all then outstanding and unpaid Severance Payments. Said lump sum amount shall be computed without any discount for present value; and

(iii) during the Severance Period, continue to provide Executive with the Executive Life Insurance and the Executive Disability Insurance and with participation in (or, if such participation is not permitted under the terms of the applicable Plan or Program, the economic equivalent to Executive of participation in) all Plans and/or Programs in accordance with Paragraph 7 above.

(C) If Company terminates this Agreement for Cause, or if Executive terminates this Agreement for other than Good Reason, then Company shall pay to Executive, within thirty (30) days after the date of such termination, all accrued but unpaid amounts payable hereunder with respect to the period ending on the date of termination (including, without limitation, accrued bonus and unused vacation pay).

(D) For purposes of this Agreement, “Cause” shall mean:

(i) Executive’s conviction of a felony other than arising out of a motor vehicle incident; or

(ii) an intentional and material breach by Executive of his duties and responsibilities hereunder which is not remedied within thirty (30) days after receipt by Executive of written notice from the Chairman of the Board of Directors of Company (or, if the nature of such breach is such that it cannot reasonably be completely cured within 30 days, if Executive shall not have commenced to cure said breach within said 30 day period and thereafter diligently pursued said cure to completion).

(E) For purposes of this Agreement, “Good Reason” shall mean:

(i) the Company shall materially breach this Agreement, and fail to cure such breach within thirty (30) days after the first notice by Executive to the Company of the breach (or, if the nature of such breach is such that it cannot reasonably be completely cured within 30 days, if Company shall not have commenced to cure said breach within said 30 day period and thereafter diligently pursued said cure to completion); or

(ii) the occurrence of a “Defined Corporate Change” as defined in Schedule A attached.

Any election by Executive to terminate for “Good Reason” shall be made within twenty four (24) months after the occurrence of the event or events constituting “Good Reason”.

(F) In the event that any payment to Executive hereunder shall remain unpaid for a period of ten (10) days after its due date, interest shall, at Executive’s option, accrue on the unpaid portion thereof at the Prime Rate, but not exceeding the maximum rate allowed by law and shall be payable on demand. The “Prime Rate” is the Prime Rate as published in the “Money Rates” table of the Wall Street Journal by Dow Jones & Company, Inc. If more than one Prime Rate is published in the “Money Rates” table the highest of those Prime Rates will apply. If the Wall Street Journal ceases publication, or ceases to publish a Money Rates table or if a Prime Rate is no longer included among the rates published therein, Executive will designate a comparable index.

(G) Notwithstanding anything to the contrary herein, in the event Executive terminates this Agreement for Good Reason as defined in Paragraph 9(E)(ii) above, then the amount of the benefits payable pursuant to Paragraph 9(B) above shall be limited to the maximum amount which can be paid without having any amount paid hereunder being treated as a “parachute payment” within the meaning of Section 280G(b)(2) of the Internal Revenue Code of 1986, as the same may be amended, after giving effect to all other payments of compensation described in Section 280G(b)(2)(A)(i) and (ii).

10. RESTRICTIVE COVENANT.

Executive agrees that if Executive’s employment hereunder is terminated by Company for Cause (as defined above) or Executive resigns for other than Good Reason as defined in Paragraph 9(E)(i) above, he will not, for a period of one (1) year after said termination of his employment by Company hereunder, without the prior written approval of the Board of Directors of Company, as an individual, stockholder, partner, officer, employee, agent or director, engage, within the United States of America, in a business activity which is in competition with the business of Company, as the business of Company may be constituted at the termination hereof. Ownership of less than 1% of any class of outstanding securities of a public company shall not be considered to be in competition with the Company or any affiliate.

11. VACATION TIME.

During the Term, as the same may be extended, Executive shall be entitled to at least four (4) weeks vacation during every twelve (12) month period, to be taken at such reasonable time or times as Executive may determine. Unused vacation time may be carried over to succeeding periods.

12. GENERAL PROVISIONS.

(A) NON-ASSIGNABILITY. Neither this Employment Agreement nor any right or interest hereunder shall be assignable by Executive, his beneficiaries, or legal representatives, without Company’s prior written consent; provided, however, that nothing in this Paragraph shall preclude (i) Executive from designating a beneficiary to receive any benefit payable hereunder upon his death, or (ii) the executors, administrators, or other legal representatives of Executive or his estate from receiving any payment or benefit hereunder or from assigning any rights hereunder to the person or persons entitled thereunto.

(B) BENEFIT/BINDING EFFECT. This Employment Agreement shall be binding upon, and inure to the benefit of, Executive and Company and their respective heirs, administrators, successors and assigns.

(C) MODIFICATION. This Employment Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

(D) NON-WAIVER. No term or condition of this Employment Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Employment Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

(E) GOVERNING LAW. This Employment Agreement has been executed and delivered in the State of Connecticut, and its validity, interpretation, performance, and enforcement shall be governed by the laws of said State.

(F) CAPTIONS. The headings and captions of paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Employment Agreement.

(G) NOTICES. All notices and other communications hereunder shall be in writing and shall be given by personal delivery, telecopier, recognized overnight courier service or Certified Mail, Return Receipt Requested, to the parties at their addresses set forth above, or to such other address as either party hereto may pursuant to the provisions of this Paragraph provide to the other party hereto.

(H) ARBITRATION. Any controversy, question, claim or alleged breach arising out of, or relating to, this Agreement shall be resolved by arbitration as set forth hereinbelow. Any such controversy, question, claim or alleged dispute shall be submitted to arbitration upon written notice of either party to the other, which notice shall, in reasonable detail, set forth the controversy, question, claim or alleged breach to be arbitrated.

Within fifteen (15) days after such notice is given, each party shall appoint one lawyer actively engaged in the full time practice of employment and/or corporate law for a continuous period immediately preceding the date of delivery of the notice of dispute of not less than ten (10) years.

Within fifteen (15) days after such appointment and notice, such lawyers shall appoint a third person (together with the first two lawyers, collectively, “Arbitration Panel”) who is a lawyer of such qualification and background as the first two lawyers.

In the event that either party fails to appoint an arbitrator within the time set forth hereinabove, such dispute or disagreement shall automatically be deemed to be resolved against such party.

The Arbitration Panel, when duly selected, shall investigate the facts, hold hearings in Stamford Connecticut, and permit the parties to present evidence and arguments, and shall require both parties, at the end of such evidence, to simultaneously deliver to such Arbitration Panel a written statement of the exact award that such party requests that the Arbitration Panel render.

The members of the Arbitration Panel shall utilize their utmost skill and shall apply themselves diligently so as to hear and decide, by majority vote, the outcome and resolution of any dispute submitted to the Arbitration Panel as promptly as possible, but in any event on or before the expiration of sixty (60) days after the date upon which the statements of the requested award are submitted by each party.

The decision(s) of the Arbitration Panel shall be final and binding and may not be appealed to any court of competent jurisdiction, or otherwise, except upon claim of fraud or corruption as by law provided, provided, however, that implementation of such decision(s) shall in no way be delayed or otherwise impaired pending the outcome of any such appeal. Judgment upon the award rendered in such arbitration may be entered by any court having jurisdiction thereof.

The nonprevailing party does hereby covenant and agree to promptly pay, and the Arbitration Panel shall be obliged to award to the prevailing party, one hundred (100%) percent of all reasonable legal fees and reasonable costs incurred by the prevailing party. In addition, the nonprevailing party shall be required to pay one hundred (100%) percent of the pre-agreed fees and costs of each of the arbitrators.

Legal counsel for the prevailing party shall certify in writing to the Arbitration Panel (i) the total dollar amount of legal fees and costs, (ii) that such legal fees and costs were incurred in good faith and in keeping with the fee arrangements between the prevailing party and such counsel and (iii) that the payment of such legal fees and costs in full by the prevailing party was and is in no way contingent upon the outcome of the arbitration proceedings hereunder. Such certification shall be accompanied by a reasonably detailed itemization of the services rendered, the identity of the lawyer or lawyers who renders such services and the hourly rate or rates charged for such services (and/or any other basis employed to arrive at such legal fees and costs). The Arbitration Panel shall decide the amount of fees and costs to be awarded to the prevailing party. Neither the nonprevailing party nor its counsel shall be permitted to argue or comment upon the amount of fees or costs to be awarded.

(I) INDEMNIFICATION. During the Term, the Company shall provide to Executive, with respect to any capacity in which Executive shall serve, indemnification and expense advancement to the fullest extent to which the Company is permitted by law and to the fullest extent to which the Company is obligated otherwise to provide such to any of its directors or officers.

(J) UNCONDITIONAL OBLIGATION. The Company’s obligation to pay to or provide Executive with the payments, rights, benefits and privileges set forth in this Employment Agreement shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against him or anyone else. Executive shall not be obligated to seek or accept other employment in mitigation of the amount payable and the obtaining of any such other employment shall in no event effect any reduction of the Company’s obligations to make the payments or to provide the benefits required hereunder.

(K) ENTIRE AGREEMENT. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

(L) SEVERABILITY. Any provision of this Employment Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions, and any such prohibition or unenforceability in any such jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(M) COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, Company and Executive have made and delivered this Employment Agreement as of the day and year first above written.

COMPANY:
BOLT TECHNOLOGY CORPORATION

By:	/s/ Bernard Luskin
Name:	Bernard Luskin
Title:	Chairman

EXECUTIVE:

/s/ Raymond M. Soto
RAYMOND M. SOTO

SCHEDULE A

For purposes hereof, a “Defined Corporate Change” shall mean the occurrence of any of the following:

(1) the acquisition of beneficial ownership of 30% or more of the shares of the common stock of the Company by or for any person (as such term is defined in Section 14(d)(2) of the Securities Exchange Act of 1934), including for purposes of calculating such person’s ownership all shares beneficially owned by the affiliates and associates (as such terms are defined in Rule 12b-2 of said Act) of such person, or

(2) during any period of 24 consecutive months, individuals who at the beginning of such period constitute the Board of Directors of the Company cease for any reason to constitute a majority thereof, unless the election, or nomination for election by the Company’s stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period; or

(3) the Company’s stockholders shall approve (a) the merger or consolidation of the Company with or into another corporation and the Company shall not be the surviving corporation or (b) an agreement to sell or otherwise dispose of all or substantially all of the Company’s assets (including a plan of liquidation), or

(4) any other event of a nature that would be required to be reported in response to Item 5(f) of Schedule 14A of Regulation 14A promulgated under the aforesaid Act as in effect on December 19, 1985.

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment (the “Amendment”) to Employment Agreement, effective as of September 20, 2001, is entered into by and between BOLT TECHNOLOGY CORPORATION, a Connecticut corporation (the “Company”), and Raymond M. Soto (the “Executive”).

WITNESSETH:

WHEREAS, the Company and the Executive entered into an Employment Agreement effective as of June 10, 1996 (the “Employment Agreement”) in connection with the employment by the Company of the Executive; and

WHEREAS, the Company and the Executive desire to amend the Employment Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and premises contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Executive agree as follows:

1. Paragraph 9(D) is hereby amended by deleting the existing Paragraph 9(D) in its entirety and substituting the following:

“(D) For purposes of this Agreement, “Cause” shall mean:

(i) Executive’s conviction of a felony other than arising out of a motor vehicle incident;

(ii) A determination by the Board of Directors of the Company that the Executive has engaged in conduct that constitutes fraud, theft, embezzlement, misappropriation of corporate assets, self-dealing or otherwise resulting in inappropriate personal gain, which conduct either is undisclosed as of the date of this Amendment or occurs at any time after the date of this Amendment, or that the Executive has breached his obligations to make the restitution and take the actions approved at the meeting of the Board of Directors of the Company on the effective date of this Amendment; or

(iii) An intentional and material breach by Executive of his duties and responsibilities hereunder which is not remedied within thirty (30) days after receipt by Executive of written notice from the Board of Directors of Company (or, if the nature of such breach is such that it cannot reasonably be completely cured within 30 days, if Executive shall not have commenced to cure said breach within said 30 day period and thereafter diligently pursued said cure to completion).”

2. Executive hereby waives, releases and relinquishes any and all claims for (i) any unreimbursed business expenses accruing on or before September 20, 2001, and (ii) unused vacation for fiscal year 2001 or any prior fiscal year.

3. Except as amended by this Amendment, the Employment Agreement shall remain unaffected and in full force and effect.

4. This Amendment may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date and year first above written.

BOLT TECHNOLOGY CORPORATION

By:	/s/ Joseph Espeso
Name:	Joseph Espeso
Title:	Senior Vice President-Finance and
Chief Financial Officer

/s/ Raymond M. Soto
Raymond M. Soto